Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275229

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 7, 2023)

Portage Biotech Inc.

481,581 Ordinary Shares underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 7, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-275229), as amended most recently by the post-effective amendment filed on August 23, 2024, with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on December 17, 2024 (the “December 17, 2024 Form 6-K”). Accordingly, we have attached the December 17, 2024 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PRTG”. On December 16, 2024, the closing sale price of our Ordinary Shares as reported on Nasdaq was $3.25.

Investing in the securities offered in the Prospectus involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 9 of the Prospectus, and in the other documents that are incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state or non-U.S. regulatory body has approved or disapproved of the securities offered in the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 17, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of December 2024

Commission File Number: 001-40086

PORTAGE BIOTECH INC.
(Translation of registrant's name into English)

Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands, VG1110
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F [ X ]      Form 40-F [   ]

INCORPORATION BY REFERENCE

This report on Form 6-K (including any exhibits attached hereto) shall be deemed to be incorporated by reference into the registration statement on Form S-8 (File No. 333-275842) of Portage Biotech Inc. (including any prospectuses forming a part of such registration statement) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

On December 17, 2024, Portage Biotech Inc. (the “Company”) issued a press release announcing that it entered into a Letter of Intent (the “LOI”) with Immunova, LLC, (“Immunova”) a private Connecticut-based biotechnology company. Under the terms of the LOI, the Company and Immunova have agreed to negotiate a definitive option agreement for Immunova or an affiliate to acquire the entire share capital of iOx Therapeutics, Ltd, a wholly owned subsidiary of the Company. A copy of the press release is filed herewith as Exhibit 99.1.

Exhibits

Exhibit Number	Description

99.1	Press Release dated December 17, 2024

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 17, 2024

PORTAGE BIOTECH INC.

By: /s/ Andrea Park
Andrea Park
Chief Financial Officer

EXHIBIT 99.1

Portage Biotech Announces Letter of Intent with Immunova for an Option to Acquire iOx Therapeutics, Ltd

WESTPORT, Conn., Dec. 17, 2024 (GLOBE NEWSWIRE) -- Portage Biotech, Inc. (“Portage” or the “Company”) (NASDAQ: PRTG), a clinical-stage immuno-oncology company with a portfolio of novel multi-targeted therapies for use as monotherapy and in combination, is pleased to announce that it has entered into a Letter of Intent (“LOI”) with Immunova, LLC, (“Immunova”) a private Connecticut-based biotechnology company. Under the terms of the LOI, Portage and Immunova have agreed to negotiate a definitive option agreement for Immunova or an affiliate to acquire the entire share capital of iOx Therapeutics, Ltd (“iOx”), a wholly owned subsidiary of Portage. iOx is focused on developing liposomal iNKT agonists, and its lead candidate, PORT-2, has demonstrated promising preliminary clinical activity.

Alex Pickett, CEO of Portage Biotech, commented: “We are excited about this opportunity to partner with Immunova. This transaction underscores Portage’s commitment to unlocking the value of its assets and bringing returns to shareholders while ensuring that potentially innovative therapeutics are swiftly brought into clinical development.”

Brian Horsburgh, PhD, CEO of Immunova, said: “We are delighted to continue our collaboration with Portage and potentially add the iOx assets to our own pipeline, creating a clinical-stage biotech company focused on lipid drugs and delivery systems that empower immune cells to better fight disease. This acquisition represents a leap in our mission to advance innovative therapies to patients who need them most.”

The transaction remains subject to the negotiation and execution of definitive agreements, customary closing conditions, and regulatory approvals. Portage and Immunova are committed to completing the transaction in a timely manner and will provide further updates as appropriate or necessary.

About Portage Biotech, Inc.

Portage Biotech is a clinical-stage immuno-oncology company advancing a pipeline of novel biologics to transform the immune system’s ability to fight cancer. Portage’s approach focuses on discovering and developing therapies with unique mechanisms of action and strong scientific rationale to address unmet patient needs. For more information, visit www.portagebiotech.com.

About Immunova, LLC

Immunova is a privately held biotechnology company based in Connecticut, specializing in the development of lipid-based drugs and immune-modulating therapies. Immunova’s mission is to leverage cutting-edge science to design innovative treatments that empower immune cells and transform the treatment landscape for cancer and other diseases.

Forward-Looking Statements

All statements in this news release, other than statements of historical facts, including without limitation, statements regarding the Company’s business strategy, plans and objectives of management for future operations and those statements preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “will,” “may,” “plans,” “potential,” “continues,” or similar expressions or variations on such expressions are forward-looking statements. For example, statements regarding the potential benefits of PORT-2, the Company’s plans to enter into a definitive agreement with Immunova or an affiliate, the potential value of iOx's assets and potential returns to the Company's shareholders, are forward-looking statements. As a result, forward-looking statements are subject to certain risks and uncertainties, including, but are not limited to: the risk that the Company and Immunova may not enter into a definitive agreement or consummate a sale of iOx, the risk that any such definitive agreement may not result in returns to the Company’s shareholders and may create distractions or uncertainties that may adversely affect the Company’s operating results, business or investor perceptions, the uncertainty of the Company’s ability to continue as a going concern, the Company’s ability to obtain financing in the future to cover its operational costs and its estimates regarding capital requirements, and other factors set forth in “Item 3 - Key Information-Risk Factors” in the Company’s Annual Report on Form 20-F for the year ended March 31, 2024 and “Business Environment – Risk Factors” in the Company’s Management’s Discussion and Analysis for the Three and Six Months ended September 30, 2024 filed as Exhibit 99.2 to the Company’s Form 6-K. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, undue reliance should not be placed on them as actual results may differ materially from these forward-looking statements. The forward-looking statements contained in this news release are made as of the date hereof, and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, except as required by law.

FOR MORE INFORMATION, PLEASE CONTACT:

Portage Biotech:

Alexander Pickett
Chief Executive Officer
ir@portagebiotech.com

Immunova, LLC:

Brian Horsburgh
CEO
203 716 6369
info@immunova.net